NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS THIRD QUARTER 2018 RESULTS

DALLAS, TEXAS – November 7, 2018 - NL Industries, Inc. (NYSE: NL)  today reported a net loss attributable to NL stockholders of $15.4 million, or $.32 per share, in the third quarter of 2018 compared to net income attributable to NL stockholders of $17.5 million, or $.36 per share, in the third quarter of 2017.  For the first nine months of 2018, NL reported a net loss attributable to NL stockholders of $43.8 million, or $.90 per share compared to net income attributable to NL stockholders of $67.0 million, or $1.38 per share in the first nine months of 2017.  NL reported a net loss in the third quarter of 2018 due to the recognition of a $35.6 million pre-tax loss on marketable equity securities as discussed below.  NL reported a net loss in the first nine months of 2018 due to the recognition of a $55.9 million pre-tax loss on marketable equity securities in the year-to-date period, as well as the second quarter recognition of a $62.0 million pre-tax litigation settlement expense ($1.01 per share, net of income tax benefit) as discussed below.

Net sales increased $3.0 million in the third quarter of 2018 over the comparable 2017 period primarily due to higher sales of security products across the majority of our markets and continued strong growth in sales of marine components to various marine and industrial markets. Net sales increased $3.9 million for the first nine months of 2018 compared to the same period in 2017 due to higher marine components sales volumes, and to a lesser extent Security Products sales across the majority of our markets.  Income from operations attributable to CompX increased in the third quarter of 2018 compared to 2017 due to improved coverage of fixed costs over increased production volumes.   Income from operations attributable to CompX increased in the first nine months of 2018 compared to the same period of 2017 due to favorable changes in customer and product mix in security products and improved manufacturing efficiencies facilitated by higher production volumes at both security products and marine components.

Kronos' net sales of $410.3 million in the third quarter of 2018 were $54.2 million, or 12%, lower than in the third quarter of 2017.  Kronos' net sales of $1.3 billion in the first nine months of 2018 were $36.8 million, or 3%, higher than in the first nine months of 2017.  Kronos' net sales decreased in the third quarter of 2018 and increased in the first nine months of 2018 compared to the same periods in 2017 due to the net effects of higher average TiO2 selling prices and lower sales volumes.  Kronos' average TiO2 selling prices were 9% higher in the third quarter of 2018 as compared to the third quarter of 2017 and were 18% higher in the first nine months of 2018 as compared to the same prior year period.  Kronos' average selling prices at the end of the third quarter of 2018 were 2% lower than at the end of the second quarter of 2018, and were 1% higher than at the end of 2017. Higher prices in the European and North American markets were partially offset by lower prices in the Latin American and export markets (attributable to changes in customer mix) at the end of the third quarter of 2018 as compared to the end of 2017.  TiO2 sales volumes in the third quarter of 2018 were 19% lower as compared to the record third quarter sales volumes of 2017 primarily due to lower sales in the European and export markets reflecting the effects of reduced shipments as customer inventory levels returned to more normal levels. Kronos' sales volumes in the first nine months of 2018 were 15% lower than the same period in 2017 primarily due to a combination of factors including (i) lower sales in all major markets resulting from a controlled ramp-up in January 2018 as Kronos brought the second phase of its new global enterprise resource planning system online; (ii) inventory management to assure adequate supply to our customers during the spring and summer necessitated by the lower production volumes in the first three months of the year (as discussed below); (iii) product availability in the second quarter; and (iv) customer inventory level changes in the second and third quarters as discussed above.  Fluctuations in currency exchange rates (primarily the euro) did not materially affect Kronos' net sales comparisons in the third quarter but increased Kronos' net sales by approximately $53 million in the first nine months of 2018 as compared to the same periods in 2017.  The table at the end of this press release shows how each of these items impacted the overall change in net sales.

Kronos' income from operations in the third quarter of 2018 was $58.1 million as compared to $96.1 million in the third quarter of 2017.  For the nine months ended, Kronos' income from operations was $285.5 million as compared to $226.8 million in the first nine months of 2017.  Kronos' income from operations decreased in the third quarter and increased in the year-to-date period of 2018 compared to the 2017 periods primarily due to the net effect of higher average TiO2 selling prices, lower sales and production volumes and higher costs for certain raw materials and other production costs.  Kronos' TiO2 production volumes were 7% lower in the third quarter and 6% lower in the first nine months of 2018 as compared to the same periods in 2017.  Kronos' income from operations production facilities operated at 95% of practical capacity in the first nine months of 2018 (95%, 97% and 92% in the first, second and third quarters of 2018, respectively) compared to full practical capacity utilization rates for the comparable periods in 2017.  The decrease in TiO2 production volumes in the 2018 periods compared to the production volumes in the 2017 periods was primarily due to maintenance activities at certain facilities in 2018, and the implementation of a productivity-enhancing improvement project at Kronos' Belgian facility in the first quarter of 2018.  Fluctuations in currency exchange rates also affected income from operations comparisons, which increased income from operations by approximately $7 million in the third quarter of 2018 and by approximately $26 million in the year-to-date 2018 period as compared to the same periods in 2017.

In September 2017, Kronos voluntarily prepaid and terminated its term loan indebtedness using a portion of the proceeds from its September 2017 issuance of €400 million principal amount of 3.75% Senior Secured Notes due September 2025.  Kronos' results in the third quarter of 2017 include a non-operating pre-tax charge of $7.1 million (NL's equity interest was $.9 million, or $.02 per share, net of income tax benefit) related to such prepayment.

Kronos' income tax benefit in the first nine months of 2017 includes a non-cash deferred income tax benefit of $170.4 million (NL's equity interest was $33.7 million, or $.69 per share) as a result of a net decrease in Kronos' deferred income tax asset valuation allowance related to its German and Belgian operations (such income tax benefit of Kronos was $7.8 million in the third quarter of 2017, and NL's equity interest was $1.5 million, or $.03 per share, net of income tax expense).  Kronos' income tax benefit in the third quarter of 2017 also includes an aggregate income tax benefit of $11.3 million (NL's equity interest was $2.2 million, or $.05 per share) related to the execution and finalization of an Advance Pricing Agreement between Canada and Germany.

Corporate expenses decreased by $1.0 million in the third quarter 2018 compared to the same period of 2017 due to lower environmental remediation and related costs somewhat offset by higher administrative expenses in the third quarter of 2018.  Corporate expenses increased $3.2 million in the first nine months of 2018 compared to the same period of 2018 due to higher litigation fees and related costs and higher administrative expenses.  In May 2018, we entered into a settlement agreement with the plaintiffs in the California lead pigment ligation, and in connection with such settlement agreement, as supplemented, we recognized a $62.0 million pre-tax litigation settlement expense in the second quarter of 2018.  The settlement agreement is subject to a number of conditions.

Interest and dividend income increased $.4 million in the third quarter and $1.1 million in the first nine months of 2018 primarily due to interest income earned on CompX's revolving promissory note receivable from Valhi, which CompX entered into in August 2016.  As noted above, marketable equity securities in the third quarter and first nine months of 2018 represents unrealized losses on our marketable equity securities during such periods which are now recognized as a component of other income (expense) beginning in 2018 as a result of the January 2018 adoption of a new accounting standard.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos' TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos' competitors
•	Potential consolidation of Kronos' customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions

•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as Kronos' new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos' ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Uncertainties associated with CompX's development of new product features
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)
	Three months		Nine months
	ended September 30,		ended September 30,
	2017	2018	2017	2018

Net sales	$27.0	$30.0	$86.9	$90.8
Cost of sales	18.8	20.4	59.5	60.5

Gross margin	8.2	9.6	27.4	30.3

Selling, general and administrative expense	4.8	5.1	14.9	15.4
Other operating income (expense):
Insurance recoveries	.1	.5	.2	.9
Other income, net	.1	-	.1	.6
Litigation settlement expense	-	-	-	(62.0)
Corporate expense	(2.6)	(1.6)	(11.1)	(14.4)

Income (loss) from operations	1.0	3.4	1.7	(60.0)

Equity in earnings of Kronos Worldwide, Inc.	22.4	9.9	93.4	55.0

General corporate item -
Marketable equity securities	-	(35.6)	-	(55.9)
Other components of net periodic pension and OPEB cost	(.1)	(.1)	(.5)	(.2)
Interest and dividend income	1.0	1.3	2.5	3.6
Interest expense	-	-	-	-

Income (loss) before income taxes	24.3	(21.1)	97.1	(57.5)

Income tax expense (benefit)	6.5	(6.2)	28.9	(15.4)

Net income (loss)	17.8	(14.9)	68.2	(42.1)

Noncontrolling interest in net income of subsidiary	.3	.5	1.2	1.7

Net income (loss) attributable to NL stockholders	$17.5	$(15.4)	$67.0	$(43.8)

Net income (loss) per share attributable to NL stockholders	$.36	$(.32)	$1.38	$(.90)

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2017	2018	2017	2018

CompX - component products	$3.4	$4.5	$12.5	$14.9
Insurance recoveries	.1	.5	.2	.9
Other income, net	.1	-	.1	.6
Litigation settlement expense	-	-	-	(62.0)
Corporate expense	(2.6)	(1.6)	(11.1)	(14.4)

Income (loss) from operations	$1.0	$3.4	$1.7	$(60.0)

NL INDUSTRIES, INC.
CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months	Nine months
	ended September 30,	ended September 30,
	2018 vs. 2017	2018 vs. 2017

Percentage change in sales:
TiO2 product pricing	9%	18%
TiO2 sales volume	(19)	(15)
TiO2 product mix/other	(2)	(4)
Changes in currency exchange rates	-	4

Total	(12)%	3%